[LETTERHEAD OF ERNST & YOUNG LLP]




July 17, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 13, 1998, of Canmax
Inc. and are in agreement with the statements contained under
Item 4(a). We have no basis to agree or disagree with the statements of the registrant contained in Item 4(b).


                         /s/  ERNST & YOUNG LLP